Exhibit 4.267

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 129416 of April “22” 2015

For the provision of

mobile radio telephone services

This license is granted to

Open Joint Stock Company

Mobile TeleSystems

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Taxpayer Identification No. (INN)

7740000076

Location:

109147, 4 Marksistskaya St., Moscow

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

to April 22, 2020

This license is granted on the basis of the decision of the licensing authority - Order No. 239-pчc of April 22, 2015

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 066390

Annex to License No. 129416

License requirements

1. Mobile TeleSystems Open Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

MTS OJSC

OGRN 1027700149124	INN 7740000076

Location:

109147, 4 Marksistskaya St., Moscow

2. The Licensee shall start provision of services under the license no later than 22.04.2017.

3. The licensee shall provide the mobile radio telephone communication services on using business model of vmp host of the the mobile radio telephone communication services, in accordance with the terms of this license only on the territory of the Penza region.

4. The Licensee under this license shall provide the following to subscribers*:

a) Access to the Licensee’s communication network, using the elements of communication networks of other operators who have the appropriate licenses;

b) Connections over mobile radio telephone network of the Licensee for receiving (transmission) of voice and non-voice information ensuring continuous communication during the service, regardless of the location of the subscriber, including when it is moving;

c) connections with subscribers and (or) users of fixed telephony public communications network;

d) access to telematic communications services and data transmission services, except for data transmission services for the purpose of voice transmission;

e) access to information and inquiry system;

f) free calls to emergency services around the clock and sending short text messages by dialing a single emergency services number, as well as the possibility of free calls to emergency services around the clock by dialing appropriate emergency services numbers established in accordance with the Russian system and dialing plan;

g) transmission of warning signals and emergency information on dangers arising from the threat of or occurrence of emergency natural and man-made situations, as well as in the case

129416

of military operations or as a result of these actions, on the rules of behavior of the population and the need for protection measures.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting mobile radio telephone network of the Licensee to the public telecommunications network, connecting other communication networks to mobile radio telephone network of the Licensee , accounting and transit of traffic in mobile radio telephone network of the Licensee, accounting and transit of traffic from (to) communication networks of other operators.

7. This license has been issued based on the results of the application for issue of the license without  bidding (auction, tender). There are no licensing requirements to the Licensee’s commitments made with participation in the bidding (auction, tender) to obtain the appropriate license.

8. Radio spectrum is not used in the provision of services under this license.

9. The Licensee shall have management system in its communication network complying with the regulatory requirements to communication network management systems established by the federal executive authority in the field of communication.

10. The Licensee shall implement requirements for networks and communications facilities established by the federal executive authority in the field of communications in consultation with the authorized state bodies engaged in investigative activities for the purpose of carrying out investigation operations, and to take measures to prevent disclosure of organizational and tactical methods of the above operations.

11. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to mobile radio telephone services and aimed at improvement of their customer value, unless it requires a separate license.

Laced, numbered and sealed

Three (3) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya
14 May 2015

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

115813